Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2024, relating to the financial statements of Sonder Holdings Inc., appearing in the Annual Report on Form 10-K of Sonder Holdings Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California
February 12, 2025